Facible

Market Solution Investor Highlights How It Works RESERVE SHARES

Reserve Shares In A **$60B Diagnostic Testing** Market Disruptor

Facible's revolutionary diagnostic testing technology is already reaching global markets with the potential for unlimited expansion. Get on our list and be one of the first to know when shares become available within the next few weeks.

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Steven Burden

MARKET

We're Solving One of the Biggest Problems in Diagnostics

$60B
Diagnostic Testing Market

$728M
Projected annual revenue

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Facible

Investor Highlights

18M Units

Signed LOI with a distributor for 18M units

Global Distribution

Already shipping COVID-19 tests to India

93.57% Gross Profit

Estimated gross profit margin for 6-pathogen panel

Accurate

95% test accuracy in 5 minutes

We're Light Years Ahead

Facible's hospital-grade diagnostic testing technology eliminates the tradeoff between speed, accuracy, and ease-of-use.

Why Hasn't This Been Done?

Facible has overcome the challenges of commercializing aptamer-based diagnostics by merging scientific expertise and business acumen to bring this technology to the people.


SPEED
ACCURACY
EASE-OF-USE


SENSITIVE AND ACCURATE
Q-LAAD
SPECIFIC AND TUNABLE
EASE-OF-USE

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How it Works

Q-LAAD (Quantum-Logic Aptamer Analyte Detection)

- Aptamers are synthetic, programmable molecules that can be programmed to bind to a specific target
- Facible programs aptamers to bind to targets such as viruses
- These smart aptamers light up once they bind to the target
- If no target is found, they don't light up at all
- Q-LAAD technology enables hospital-grade tests that can be performed at the point-of-care

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“I believe that everyone deserves access to hospital-grade diagnostics regardless of who they are, where they live, or how much money they have.” - Steve Burden, CEO of Facible Biodiagnostics

Steve Burden, CEO of Facible Biodiagnostics

After 12 years of working as a Medical Laboratory Scientist, CEO of Facible, Steve Burden witnessed the impact of the lack of high-quality and effective diagnostic testing. He saw how most diagnostic tests were unaffordable, slow, inaccurate, or all of the above. That's when he set out to pursue a PhD program that would allow him and his team to create the first revolutionary innovation in diagnostic testing in over 25 years.

Meet the Team



Steven Burden, PhD

Founder & CEO

Steven is passionate about helping people. For nearly a decade of working as a Medical Laboratory Scientist, Steven grew increasingly frustrated with the lack of widely-available high-quality diagnostic testing that could be used in less than-optimal circumstances. He found a PhD program that allowed him to work on uncovering a better way to diagnose and treat patients in every corner of the globe and under the most adverse conditions. Steven founded Facible with that vision and is leading the way in bringing our revolutionary technology to the world. A member of the Ohlone Costanoan Esselen Nation, Steven holds a BS from Brigham Young University, Medical Laboratory Technician Certificate from the University of Utah, and a PhD in Biomolecular Science from Boise State University.



Clémentine Gibard Bohachek, PhD

Co-Founder & CSO

Clém is Licensed in both biology and chemistry, and holds a Masters Degree in Bio-Organique and Bio-Inorganique Chemistry from Université Joseph Fourier, France. She earned her PhD in organometallic chemistry with honors from Université Blaise Pascal in France in 2014 and spent 2.5 years doing her post-doctorate work at the Scripps Research Institute. Clém's work has been published 14 times, including 2 publications in the prestigious Nature Chemistry journal. Prior to joining Facible, she served as Co-Director of the French Biobeach networking organization for US and French biotech communities.



Hunter Covert, PhD

Co-Founder & Head of Research & Intellectual Property

Hunter helped found Facible because of his passion for emerging infectious diseases and his first-hand experience with the need for improved diagnostic testing stemming from his post-doctorate work at the Boise Veterans Affairs Medical Center. During his postdoc, Hunter studied Adenovirus infections and its contribution to Acute Respiratory Disease Syndrome (ARDS). An experienced micro and molecular biologist, Hunter's post-graduate work focused on cell-signaling pathways involved in metastatic breast cancer, and the role of inflammatory cytokines on breast cancer stem cells. Hunter also brings crucial experience in Intellectual Property protection. Hunter holds a BS in Biology, and a PhD in Biomolecular Sciences from Boise State University.



Brent Fawson

COO

A serial entrepreneur for the past 20+ years, Brent specializes in helping companies operationalize their product offerings and take them to market. Brent has extensive experience with companies in Real Estate/Construction, SAAS, Consumer Goods, Educational Tools & Media. Brent joined Facible because he saw an opportunity to leave a lasting impact on the lives of people who needed it, something he came to appreciate as the Co-Founder of Saalt. Brent has a BS in Electrical Engineering from Brigham Young University and an MA from TSHK.



Micah Kormylo

Head Of Sales

Facible's mission to provide optimal speed and high-quality diagnostics that lead to life-saving action is personal for Micah. Several years ago, Micah's son was involved in a tragic accident leaving him in a coma for three weeks. After three months of round-the-clock monitoring and testing in the hospital, Micah's son was able to leave, but to this day medical testing is a routine part of Micah's family's life. For over a decade, Micah has led large Complex Sales teams tasked with helping the world's pre-eminent healthcare organizations find solutions to their most complex and high-stakes challenges. A master relationship builder, Micah is inspired by his own personal experience with top-tier healthcare and the dramatic impact improvements in medical testing and procedures can have. Micah holds a BA from Boise State University.

MARKET

A Whole World Of Market Potential

$420.6 Billion

Total Addressable Market



Diagnostic testing goes well beyond medical testing, meaning that we can expand into virtually limitless global markets.

- Agricultural
- Pharmaceutical
- Veterinary

Facible

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